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                                                                      Exhibit 23













                         Independent Auditors' Consent





The Board of Directors
ESCO Electronics Corporation:


We consent to incorporation by reference in the registration statements (Nos. 33-39737, 33-47916, 33-98112 and 333-92945) on Form S-8 of ESCO Electronics
Corporation of our report dated November 10, 1999, relating to the consolidated balance sheets of ESCO Electronics Corporation and subsidiaries as of September 30, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1999, which report appears in the September 30, 1999 Annual Report on Form 10-K of ESCO Electronics Corporation.






                                              KPMG LLP





St. Louis, Missouri
December 21, 1999